Exhibit 10.1

TOKEN DEVELOPMENT AGREEMENT

This Token Development Agreement (“Agreement”) is made as of January 29, 2018, by and between UPGRADE DIGITAL INC. d/b/a BlockchainDriven, a New York corporation with an address at 33 W. 19th Street, New York, NY 10001 (“Developer”) and STERLING CONSOLIDATED CORP., a Nevada corporation with an address at 1105 Green Grove Road, Neptune City, NJ 07753 (“STCC”)

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Duties and Responsibilities.

Developer shall serve as a contractor of STCC and shall design, develop, and implement a token (the “Token”) according to the functional specifications and related information specified in Exhibit A attached hereto (the “Specifications”).

2. Ownership of Token.

Developer agrees that the development of the Token is “work made for hire” within the meaning of the Copyright Act of 1976, as amended, and that the Token shall be the sole property of STCC. Developer hereby assigns to STCC, without further compensation, all of its right, title and interest in and to the Token and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere. All versions of the Token shall contain STCC’s notice of copyright in such form as STCC may provide to Developer in writing. Upon reasonable request, Developer will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by STCC to assign the Token fully and completely to STCC and to enable STCC, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.

3. Compensation.

A.        STCC shall pay Developer a fee payable as follows: Upon execution of this Agreement STCC shall pay Developer $15,000 by wire transfer to an account designated by Developer in writing. Developer shall not commence any work under this Agreement until receipt of the cash portion of the fee. The remainder of the fee shall be payable within ten (10) business days after payment of the cash portion of the fee. This portion of the fee shall consist of 750,000 shares of STCC common stock, par value $0.001 per share. The shares shall be delivered to a brokerage account designated by Developer in writing. Developer agrees to hold the shares for a minimum of six (6) months from the date of their issuance. At the conclusion of the applicable waiting period, if any, under SEC Rule 144, upon the request of Developer, STCC shall instruct its transfer agent to exchange Developer’s stock certificate for a new certificate without any restrictive legend. Developer shall provide STCC’s transfer agent with such documentation, including an opinion of counsel in form and substance reasonably satisfactory to the exchange agent, as the exchange agent may require as a precondition to removal of the legend.

B.        Subject to STCC’s prior approval, STCC will reimburse Developer for all reasonable out-of-pocket expenses, incurred by Developer directly related to its performance of services under this Agreement. STCC shall make reimbursement within ten (10) business days after Developer submits receipts in the same form that STCC requires for its own employees.

4. Independent Contractor.

Developer is acting as an independent contractor with respect to the services provided to STCC. Neither Developer nor the employees of the Developer performing services for STCC will be considered employees or agents of STCC. STCC will not be responsible for Developer’s acts or the acts of Developer’s employees while performing services under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

5. Development Staff.

Developer will utilize employees and/or contractors capable of designing and implementing the Token to be developed hereunder. All work shall be performed in a professional and workmanlike manner.

6. Change in Specifications.

STCC may request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If STCC requests such a change, Developer will advise what the additional costs would be to implement the requested changes and the delay, if any, that implementing such changes would cause in the delivery of the Token. STCC and Developer shall confer, and STCC shall, in its discretion, elect either to withdraw its proposed change or require Developer to deliver the Token with the proposed change and subject to the delay and/or additional expense. Developer shall have no obligation to perform any work required by the requested changes until STCC and Developer agree on terms.

7. Confidentiality.

A.        Developer acknowledges that certain information supplied by STCC which has or will come into Developer’s possession or knowledge of Developer in connection with its performance hereunder, is to be considered STCC’s confidential and proprietary information (the “Confidential Information”). Confidential Information includes the Token, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee and customer lists and any other written material STCC identifies, in writing, as confidential. Developer’s undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Developer’s part, (ii) is generally disclosed to third parties by STCC without restriction on such third parties, (iii) is disclosed to Developer by a third party who was not, to Developer’s knowledge, subject to any confidentiality restrictions or (iv) is approved for release by written authorization of STCC. Upon termination of this Agreement or at any other time upon request, Developer will promptly deliver to STCC all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Developer or others, which contain Confidential Information. Developer acknowledges that Confidential Information is the sole property of STCC. Developer agrees to o hold Confidential Information in confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Developer’s employees or contractors with a need to know such information and not to release or disclose it to any other party. At any time, upon request, the Developer will return any such information within its possession to STCC.

8. Acceptance of Deliverables.

Developer shall provide STCC with a process of operation and steps required to issue Tokens. Upon Developer’s demonstration that the Tokens issue in accordance with the Specifications, the deliverables shall be deemed accepted and payment shall be due as provided in Section 3A, above.

9. Warranties.

Developer warrants that the Token will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. Developer will indemnify and hold STCC harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney’s fees and costs, and shall promptly following any bona-fide claim of infringement correct the Token so as not to be infringing, or secure at its own expense the right of STCC to use the Token without infringement.

10. Notices.

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by nationally recognized overnight delivery service to the address set forth in the first paragraph of this Agreement or to such other address as identified by a party to the other in writing.

11. No Waiver.

The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

12. Entire Agreement.

This Agreement constitutes the complete and exclusive agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written, express or implied. This Agreement may be modified only be written instrument signed by both parties hereto.

13. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Governing Law.

The terms of this Agreement shall be construed and enforced under the laws of the State of New York applicable to contracts entered into and to be wholly performed within the State of New York. In the event of any controversy arising under this Agreement, the parties hereby irrevocably submit to the exclusive personal jurisdiction of the Federal and state courts located in the County of New York, State of New York and each party hereby irrevocably waives any objection thereto based on lack of venue, forum non conveniens or any similar grounds.

15. Headings.

The headings used in this Agreement are for convenience only and are not to be used in construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

UPGRADE DIGITAL INC. d/b/a
BlockchainDriven

By:	Art Malkov

Name & Title: Principal

STERLING CONSOLIDATED CORP.

By:	/s/Darren DeRosa

Name & Title CEO and President

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